------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
        ------                                    Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed
        pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

================================================================================
1. Name and Address of Reporting Person

   Cote                       Marc
--------------------------------------------------------------------------------
  (Last)               (First)                 (Middle)

   434 Ste-Helene
--------------------------------------------------------------------------------
                  (Street)

   Montreal                   Quebec                  H2Y 2K7
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)
================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   10/23/00
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   GSI Technologies USA Inc. -- GSITB
================================================================================
5. Relationship of Reporting Person to Issuer (Check all applicable)

   [X]   Director                             [ ]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)


   --------------------------------------------------------------------
================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

================================================================================




Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================================
                                               3. Ownership Form:
1. Title of            2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security               Beneficially Owned      Indirect (I)      Beneficial Ownership
  (Instr. 4)                  (Instr. 4)          (Instr. 5)             (Instr.5)
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Common Class B          0
----------------------------------------------------------------------------------------
========================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
==================================================================================

                                     3. Title and Amount of               5.Owner-
                                      Securities Underlying                 ship
                                      Derivative Security                   Form of
              2. Date Exercisable         (Instr. 4)                      Derivative
               and Expiration Date   -----------------------  4. Conver-     Security:
                (Month/Day/Year)                    Amount     sion or      Direct   6. Nature of
1. Title of   --------------------                    or       Exercise     (D) or      Indirect
 Derivative    Date        Expira-                  Number     Price of    Indirect     Beneficial
  Security     Exer-       tion                       of       Derivative    (I)        Ownership
 (Instr. 4)   cisable      Date        Title        Shares     Security    (Instr.5)    (Instr. 5)
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

===================================================================================================

Explanation of Responses:


                              /s/ Marc Cote                           11-01-00
                              -------------------------------        -----------
                              **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient. See Instruction 6 for procedure.